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                                                                   Exhibit 5.2



                                May 24, 1994


Torchmark Corporation
2001 Third Avenue, South
Birmingham, Alabama  35233

Ladies and Gentlemen:

     We have acted as special United States tax counsel for Torchmark Corporation, a corporation organized under the laws of the State of Delaware ("Torchmark"), and Torchmark Capital L.L.C., a limited liability company organized under the laws of Delaware (the "Company"), in connection with the Registration Statement of Form S-3 relating to the proposed issuance by the Company of its Preferred Securities (the "Preferred Securities") as described in the preliminary Prospectus Supplement relating thereto (the "Prospectus Supplement") filed with the Registration Statement.

     We hereby confirm our opinion as set forth under the caption "Certain United States Income Tax Consequences" in the Prospectus Supplement. Our opinion assumes that the Company's Certificate of Formation and Amended and Restated Limited Liability Company Agreement are enforceable in accordance with their terms.

                                              Very truly yours,


                                              Hughes & Luce, L.L.P.